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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' in the Proxy Statement of Nine West Group Inc., that is made a part of the Registration Statement on Form S-4 and Prospectus of Jones Apparel Group Inc. dated April 7, 1999, and to the incorporation by reference therein of our report dated March 26, 1998, except for Note 17 as to which the date is September 10, 1998, with respect to the consolidated financial statements of Sun Apparel, Inc. included in Jones Apparel Group, Inc.'s Current Report on Form 8-K dated September 24, 1998, filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP

                                                   ERNST & YOUNG LLP

San Antonio, Texas
April 7, 1999




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